Exhibit 10.04(b)

PARTICIPANT AWARD AGREEMENT

[                        ]:

[Insert Recipient Name]

Dear [                      ]:

Pursuant to the terms and conditions of the Company’s 1999 Non-Employee Directors Stock Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of Equitable Resources, Inc. granted you a Non-Qualified Stock Option (the “Option”) to purchase shares of the Company’s common stock as outlined below.

Option Granted:

Grant Date:

Option Price per Share:

Expiration Date:

Vesting Schedule:

Upon termination of service as a Director of Equitable Resources, Inc. for any reason, including death, all unvested options shall immediately vest; all vested options shall be exercisable for a period of 90 days following such termination, except that in the event of death of a Director, his or her estate shall have one year to exercise any vested options.

One Reload Right as described in the plan has been awarded for each option awarded under the 1999 Plan.

For the Compensation Committee

By my signature below, I hereby acknowledge receipt of this Option granted on the date shown above, which has been issued to me under the terms and conditions of the Plan.  I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Option and the Plan.

Signature:	Date: